As filed with the Securities and Exchange Commission on October 1, 1999

                                             Registration No.333-

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                             _______________________

                                     FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             _______________________

                               Pier 1 Imports, Inc.
              (Exact name of registrant as specified in its charter)

              Delaware                                        75-1729843
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)

                          301 Commerce Street, Suite 600
                                Fort Worth, Texas                76102
                     (Address of Principal Executive Offices) (Zip Code)


                       PIER 1 IMPORTS, INC. 1999 STOCK PLAN
                             (Full Title of the Plan)

                                J. Rodney Lawrence
                        Senior Vice President & Secretary
                               Pier 1 Imports, Inc.
                          301 Commerce Street, Suite 600
                             Fort Worth, Texas  76102
                     (Name and Address of Agent for Service)

                                  (817) 252-8000
          (Telephone Number, Including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE

                                     Proposed        Proposed
 Title of Each Class   Amount        Maximum         Maximum       Amount of
  of Securities To     To Be      Offering Price    Aggregate    Registration
    Be Registered   Registered(1)  Per Share(2)  Offering Price(2)   Fee
-----------------------------------------------------------------------------
Common Stock,
$1.00 par value     7,000,000 shs    $5.53125        $38,718,750  $10,763.81
-----------------------------------------------------------------------------
(1) Pursuant to Rule 416(b), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2) Pursuant to Rule 457(c), the offering price and registration fee are computed on the average of the high and low prices of the Registrant's Common Stock, as reported on the New York Stock Exchange on September 24, 1999.

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

     Pier 1 Imports, Inc. (the "Company") incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission:

     (1) the Company's Annual Report on Form 10-K for the fiscal year ended February 27, 1999;

     (2) the Company's Quarterly Report on Form 10-Q for the quarter ended May 29, 1999;

     (3) the description of the Company's common stock, par value $1.00 per share, contained in the Company's registration statement on Form 8-B filed on September 17, 1986.

     (4) the description of the rights to purchase the Company's common stock contained in the Company's registration statement on Form 8-A, filed on December 20, 1994; and

     (5) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering of the Company's common stock.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     None.

Item 6.   Indemnification of Directors and Officers.

     The Company is incorporated in the State of Delaware. Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance on behalf of such persons. Article Seventh of the Certificate of Incorporation of the Company, as amended, provides for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware corporation law.

     The Company has entered into indemnification agreements with its directors and executive officers and may in the future enter into such indemnification agreements with any of its officers, employees, agents and future directors. Such indemnification agreements are intended to provide a contractual right to indemnification, to the extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth in Delaware corporation law or the Restated Certificate of Incorporation of the Company. Such provisions are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Certificate of Incorporation and Bylaws of the Company.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware General Corporation Law (relating to liability for unauthorized dividends or acquisitions or redemptions of capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Company's Certificate of Incorporation, as amended, contains such a provision.

     The above discussion of the Company's Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation and statutes.

Item 7.  Exemption from  Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     (a)  The following Exhibits are filed as part of this Registration
Statement:
          Exhibit        Description

          4.1  --   Rights Agreement, dated December 9, 1994, between the
                    Company and First Interstate Bank, N.A., as rights agent, incorporated by reference to Exhibit 4 to the Company's
                    Registration Statement on Form 8-A, filed December 20,
                    1994.

          4.2  --   Pier 1 Imports, Inc., 1999 Stock Plan.

          5    --   Opinion of Kelly, Hart & Hallman, P.C. re legality.

          23.1 --   Consent of Ernst & Young LLP.

          23.2 --   Consent of Kelly, Hart & Hallman, P.C. (contained in
                    Exhibit 5).

          24   --   Power of Attorney (included on the signature page of this
                    registration statement).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                     EXPERTS

     The consolidated financial statements and financial statement schedule of the Company appearing or incorporated by reference in the Company's Annual Report (Form 10-K) for the fiscal year ended February 27, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on October 1, 1999.

                                             PIER 1 IMPORTS, INC.

                                             By   /s/ MARVIN J. GIROUARD
                                                   Marvin J. Girourard
                                                  Chairman of the Board




                                POWER OF ATTORNEY

     We, the undersigned directors and officers of PIER 1 IMPORTS, INC., hereby appoint J. RODNEY LAWRENCE and CHARLES H. TURNER, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities indicated below, which said attorneys and agents, or each of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including, without limitation, power and authority to sign for us, or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or each of them shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on October 1, 1999, in the capacities indicated.

          Signature                Title or Capacity

/s/  MARVIN J. GIROUARD            Chairman of the Board, President and
     Marvin J. Girouard              Chief Executive Officer

/s/  CHARLES H. TURNER             Senior Vice President and Chief
     Charles H. Turner               Financial Officer

/s/  SUSAN E. BARLEY               Vice President - Finance, and
     Susan E. Barley                 Principal Accounting Officer

/s/  JAMES M. HOAK                 Director
     James M. Hoak

/s/  SALLY F. MCKENZIE             Director
     Sally F. McKenzie

/s/  TOM M. THOMAS                 Director
     Tom M. Thomas

/s/  JOHN H. BURGOYNE              Director
     John H. Burgoyne

/s/  MICHAEL R. FERRARI            Director
     Michael R. Ferrari

                                  EXHIBIT INDEX


Exhibit             Description

4.2       --   Pier 1 Imports, Inc. 1999 Stock Plan

5         --   Opinion of Kelly, Hart & Hallman, P.C. re legality.

23.1      --   Consent of Ernst & Young LLP